Exhibit 3

PROTEST VOTE

ARGÚCIA INCOME FUNDO DE INVESTIMENTOS EM AÇÕES

            We write the following to record our protest with respect to rejection by the Board of this AGO for the request of a separate election of members of the Fiscal Council by the preferred shareholders, with a basis in Article 161, Section 4, of the Brazilian Law of Corporations, with our understanding being that, after three years of negative results, there should have been no suppression of  a guaranteed right for these shareholders. The additional right currently allowed to the preferred shareholders cannot restrict rights already in force to the shareholders, as they were already in force; such situation exchanges one established right for one more probable.

Rio de Janeiro, April 28, 2017

Argúcia Income Fundo de Investimentos em Ações

Manuel Jeremias Leite Caldas

CPF-5358667-30

CNPJ- 07.670.115/001-32

Exhibit 3

Rio, April 28, 2017

Mr. Chairman of the Board of Oi S.A.’s General Ordinary Shareholder’s Meeting:

            BNDES Participações S.A. (“BNDESPAR”), in its capacity of shareholder of 5.7% of the Company’s common shares and 4.6% of the total capital, through its legal representative, signature affixed hereto, required the recording of its contrary vote with respect to item (iii) of the Agenda and hereby declares it is against the proposal for the remuneration budget for the officers and the members of the Fiscal Council for the fiscal year of 2017.

Under which terms grant is requested.

Anna Paula Bottrel Souza – OAB/RJ 143.502

BNDESPAR

Exhibit 3

VOTING DECLARATION OF SHAREHOLDER RENATO S.P. CHAVES WITH RESPECT TO ITEM 3 OF THE GENERAL ORDINARY SHAREHOLDERS’ MEETING

Considering that a clear conflict of interest exists on the part of the executives that decided upon the omission of information in item 13.11 of the Reference Form (Formulário de Referência), I hereby express my vote against the approval of the proposal for the remuneration budget for the officers and the members of the Fiscal Council for the year of 2017.

Renato Sobral Pires Chaves

CPF 764.238.837-34

Exhibit 3

VOTING DECLARATION OF SHAREHOLDER RENATO S.P. CHAVES WITH RESPECT TO THE PROPOSAL FOR DRAFTING THE MINUTES IN SUMMARY FORM

Considering:

•         That drafting the minutes in summary form impairs the comprehension of future readers of the document, including shareholders absent today; and

•         That drafting the minutes in full form will not cause financial loss to the Company, since for the purposes of publication an excerpt of the minutes may be used, with a summary of the events that occurred, pursuant to Article 130, Section 3 of Law 6404/76;

I hereby express my vote against the drafting of the minutes in summary form.

Renato S. P. Chaves

CPF 764.238.837-34